CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Notes	$925,000,000	100	$925,000,000	$65,952.50	(1)

(1)	Calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended.

As filed pursuant to Rule 424(b)(5)

Registration No. 333-155974

PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 5, 2008)

$925,000,000

Laboratory Corporation of America Holdings

$325,000,000 3.125% Senior Notes due 2016

$600,000,000 4.625% Senior Notes due 2020

The 3.125% Senior Notes due 2016 (the “2016 Notes”) and the 4.625% Senior Notes due 2020 (the “2020 Notes”, and collectively with the 2016 Notes, the “Notes”) will bear interest at the rate of 3.125% and 4.625% per year, respectively. Interest on the Notes is payable on May 15 and November 15 of each year, beginning on May 15, 2011. The 2016 Notes and the 2020 Notes will mature on May 15, 2016 and November 15, 2020, respectively. We may redeem some or all of the Notes of each series at any time and from time to time prior to their maturity at the redemption prices and as described under the caption “Description of the Notes — Optional Redemption.” If we experience a change of control triggering event and have not otherwise elected to redeem the Notes, we will be required to offer to purchase the Notes from holders as described under the caption “Description of the Notes — Offer to Repurchase Upon a Change of Control Repurchase Event.” We must redeem all of the 2020 Notes under the circumstances and at the redemption price described under the caption “Description of the Notes — Special Mandatory Redemption.” The 2016 Notes will not be subject to special mandatory redemption.

The Notes will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2016 Note	Total	Per 2020 Note	Total
Public Offering Price	99.845%	$324,496,250	99.542%	$597,252,000
Underwriting Discounts and Commissions	0.600%	$1,950,000	0.650%	$3,900,000
Proceeds to Laboratory Corporation of America Holdings (before expenses)	99.245%	$322,546,250	98.892%	$593,352,000

Interest on the Notes will accrue from November 19, 2010 to date of delivery.

The underwriters expect to deliver the Notes to purchasers on or about November 19, 2010, only in book-entry form through the facilities of The Depository Trust Company.

Active Joint Book-Running Manager

Citi

Passive Joint Book-Running Managers

Barclays Capital	BofA Merrill Lynch

The date of this prospectus supplement is November 16, 2010.

Prospectus Supplement

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, and any “free writing prospectus” we may authorize to be delivered to you. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated herein by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

When used in this prospectus supplement, except where the context otherwise requires, the terms “we,” “our,” “us,” “the Company” and “LabCorp” refer to the Laboratory Corporation of America Holdings.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus contain information about our company and about the Notes. They also refer to information contained in other documents that we file with the Securities and Exchange Commission (the “SEC”). If this prospectus supplement is inconsistent with the accompanying prospectus or the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, rely on this prospectus supplement.

WHERE TO FIND ADDITIONAL INFORMATION

Statements contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized, or that are incorporated by reference into this prospectus supplement or the accompanying prospectus, about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement and we file the agreement or document, you should refer to that agreement or document for a complete description of these matters.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These filings are available at the Internet website maintained by the SEC at http://www.sec.gov. You can also inspect copies of our public filings at the offices of the New York Stock Exchange (the “NYSE”). For further information about obtaining copies of our public filings from the NYSE, please call (212) 656-5060.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement certain information we file with the SEC, which means that we may disclose important information in this prospectus supplement by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus supplement, and certain information we file later with the SEC automatically will update and, to the extent inconsistent, supersede the information filed earlier. We incorporate by reference the documents listed below (the file number for which is 1-11353) and any amendments to these documents:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2009;

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

(3)	Our Current Reports on Form 8-K filed with the SEC on January 6, 2010, April 19, 2010, May 14, 2010 and September 16, 2010; and

(4)	The description of the Company’s common stock in our registration statement on Form 8-B filed with the SEC on July 1, 1994 as amended by Amendment No. 1 thereto dated April 27, 1995, and the description of the related stock purchase rights in our Registration Statement on Form 8-A filed with the SEC on December 21, 2001, including amendments thereto, and any report filed for the purpose of updating such descriptions.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the securities covered by this prospectus supplement is completed or the offering is otherwise terminated; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC.

You may obtain copies of any of these filings through Laboratory Corporation of America Holdings as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement, by requesting them in writing, by telephone or via the Internet at:

Laboratory Corporation of America Holdings

358 South Main Street

Burlington, North Carolina 27215

(336) 229-1127

Attn: Office of the Corporate Secretary

Internet Website: www.labcorp.com

The information contained on our website does not constitute a part of this prospectus supplement or the accompanying prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section in this prospectus supplement and the financial statements and the notes to those statements and other information incorporated by reference, before making a decision whether to invest in the Notes.

The Company

Laboratory Corporation of America Holdings, headquartered in Burlington, North Carolina, together with its subsidiaries is the second largest independent clinical laboratory company in the United States based on 2009 net revenues. Since our founding in 1971, we have grown into a national network of 38 primary laboratories and over 1,500 patient service centers along with a network of branches and STAT laboratories (which are laboratories that have the ability to perform certain routine tests quickly and report the results to the physician immediately). Through our national network of laboratories, we offer a broad range of clinical laboratory tests that are used by the medical profession in routine testing, patient diagnosis, and in the monitoring and treatment of disease. In addition, we have developed specialty and niche businesses based on certain types of specialized testing capabilities and client requirements, such as oncology testing, HIV genotyping and phenotyping, diagnostic genetics and clinical research trials.

Our principal executive offices are located at 358 South Main Street, Burlington, North Carolina 27215, and our telephone number at that address is (336) 229-1127.

Recent Developments

On September 13, 2010, we entered into an asset purchase agreement (the “Asset Purchase Agreement”) to acquire Genzyme Genetics, a business unit of Genzyme Corporation (“Genzyme”). Pursuant to the Asset Purchase Agreement, we will purchase substantially all of the assets and assume substantially all of the liabilities of Genzyme Genetics for total consideration of $925,000,000 in cash, subject to a limited purchase price adjustment related to the acquired working capital (the “Acquisition”).

Genzyme Genetics is a leading provider of complex reproductive and oncology testing services. Genzyme Genetics performs more than 1.5 million tests annually and had revenue in 2009 of approximately $371 million. The Genzyme Genetics menu of complex tests offered include technologies that range from maternal serum screening and prenatal diagnostics to carrier screening and postnatal testing services. Genzyme Genetics also has a network of board-certified geneticists and genetic counselors, offering infertility and prenatal genetic counseling expertise to physicians and patients.

Genzyme Genetics is organized into three divisions: reproductive testing, oncology testing and analytical services. The reproductive testing division offers complex tests including maternal serum screening, cystic fibrosis and Ashkenazi Jewish carrier screening and postnatal array comparative genomic hybridization. The oncology testing division provides complex diagnostic tests and services, featuring a comprehensive Antibody Library, a FISH Probe Library and related molecular pathology and cytogenetic testing from Genzyme Genetics laboratories across the U.S. Its staff includes academic and community trained physicians, scientists and pathologists. The analytical services division provides specialized research and development services to pharmaceutical and biotechnology companies, academic laboratories and contract research organizations.

Genzyme Genetics has 12 facilities (including 9 labs) in the following locations:

•	Los Angeles, California

•	Monrovia, California

•	New York, New York

•	Orange County, California

•	Philadelphia, Pennsylvania

•	Phoenix, Arizona

•	Santa Fe, New Mexico

•	Tampa, Florida (2)

•	Vienna, Virginia

•	Westborough, Massachusetts (2)

For more information regarding the Acquisition, please see our Current Report on Form 8-K filed with the SEC on September 16, 2010 and our Quarterly Report on Form 10-Q for the period ended September 30, 2010 filed with the SEC on November 1, 2010.

Proceeds from this offering will be used to fund a portion of the purchase price of the Acquisition. See “Use of Proceeds.”

The Offering

Issuer	Laboratory Corporation of America Holdings

Securities Offered	$925,000,000 aggregate principal amount of Senior Notes, consisting of $325,000,000 of 3.125% Senior Notes due 2016 (the “2016 Notes”) and $600,000,000 of 4.625% Senior Notes due 2020 (the “2020 Notes”, and collectively with the 2016 Notes, the “Notes”). The 2016 Notes and the 2020 Notes will each constitute a separate series under the indenture.

Maturity	The 2016 Notes will mature on May 15, 2016. The 2020 Notes will mature on November 15, 2020.

Sinking Fund	None.

Interest	3.125% per year on the outstanding principal amount of the 2016 Notes from November 19, 2010. 4.625% per year on the outstanding principal amount of the 2020 Notes from November 19, 2010.

Interest Payment Dates	May 15 and November 15 of each year, commencing May 15, 2011. Interest payments will be made to the persons in whose names the Notes are registered on the May 1 and November 1 immediately preceding the applicable interest payment date.

Optional Redemption	We may at our option redeem some or all of the Notes of any series at any time or from time to time prior to maturity or, solely in the case of the 2020 Notes (those Notes subject to special mandatory redemption as described below), prior to August 15, 2020 (three months prior to their maturity date), at a redemption price equal to the greater of the principal amount of the Notes being redeemed plus accrued and unpaid interest to the redemption date or the Make-Whole Amount. The Make-Whole Amount, which is further described in the accompanying prospectus, includes a Make-Whole Spread of 0.250% in the case of the 2016 Notes and 0.300% in the case of the 2020 Notes. On and after August 15, 2020 (three months prior to their maturity date), we may at our option redeem the 2020 Notes at any time or from time to time, either in whole or in part, at a redemption price equal to 100% of the principal amount of the 2020 Notes to be redeemed, plus accrued and unpaid interest to the redemption date. See “Description of the Notes — Optional Redemption.”

Special Mandatory Redemption	In the event that we do not consummate the Acquisition on or prior to September 11, 2011, or the Asset Purchase Agreement is terminated at any time prior thereto, we will redeem all of the 2020 Notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the 2020 Notes, subject to certain adjustments for interest payments due. See “Description of the Notes — Special Mandatory Redemption.” The 2016 Notes will not be subject to special mandatory redemption.

Use of Proceeds	We expect that the net proceeds from this offering will be approximately $914.6 million after deducting underwriting discounts and commissions and other estimated expenses of this offering. The net proceeds will be used to fund a portion of the purchase price of the Acquisition and for general corporate purposes. See “Use of Proceeds.”

Certain Covenants	We will issue the Notes under our senior indenture. The indenture will, among other things, limit our ability and the ability of our subsidiaries, to:

•	create or assume liens;

•	enter into sale and leaseback transactions; and

•	incur indebtedness or issue preferred stock at the subsidiary level.

See “Description of the Notes — Covenants Applicable to the Notes.”

Ranking	The Notes will be our unsecured senior obligations and will rank equally with our other existing and future unsecured and unsubordinated indebtedness. Because we are a holding company that conducts our operations through our subsidiaries, the Notes will be structurally subordinated to any and all existing and future indebtedness, whether or not secured, and other liabilities and claims of holders of preferred stock of our subsidiaries.

Form	The Notes will be issued in book-entry form and will be represented by global securities that will be deposited with and registered in the name of The Depository Trust Company. Beneficial interests in the Notes will be shown on, and transfers will be effected through, records maintained by The Depository Trust Company and its participants.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” beginning on page S-9 of this prospectus supplement before deciding whether to invest in the Notes.

Governing Law	The indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee	U.S. Bank National Association.

Summary Consolidated Financial Data

The summary consolidated financial data presented below (1) for each of the three years in the period ended December 31, 2009 are derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and (2) at September 30, 2009 and 2010 and for the nine-month periods ended September 30, 2009 and 2010 are derived from our unaudited condensed consolidated financial statements. You should read this table along with our annual report on Form 10-K for our year ended December 31, 2009 and our quarterly reports on Form 10-Q for the nine months ended September 30, 2009 and September 30, 2010. Our unaudited summary consolidated financial statements include all adjustments necessary for a fair presentation of such financial statements. Except as otherwise disclosed in our public filings, such adjustments are of a normal recurring nature. In the opinion of management, our interim financial statements have been prepared on the same basis as our audited consolidated financial statements. Interim results are not necessarily indicative of results of operations for the full year.

	Year ended December 31,			Nine months ended September 30,
	2007	2008	2009	2009	2010
	(in millions, except ratio data)
Statement of Operations Data:
Net sales	$4,068.2	$4,505.2	$4,694.7	$3,529.6	$3.708.5
Gross profit	1,691.2	1,873.8	1,970.9	1,494.9	1,568.2
Operating income	777.0	842.9	935.9	720.1	740.0
Net earnings attributable to Laboratory Corporation of America Holdings	476.8	464.5	543.3	400.6	426.4

Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents, and short-term investments	166.3	219.7	148.5	126.8	96.9
Goodwill and intangible assets, net	2,252.9	2,994.8	3,239.3	3,197.0	3,416.9
Total assets	4,368.2	4,669.5	4,837.8	4,830.1	5,047.6
Long-term obligations(1)	1,667.0	1,721.3	1,394.4	1,400.8	1,346.0
Total shareholders’ equity	1,725.3	1,688.3	2,106.1	2,028.8	2,270.2

Other Financial Data:
Cash flows provided by (used for) operating activities	709.7	780.9	862.4	637.7	624.4
Cash flows provided by (used for) investing activities	(341.5)	(396.0)	(334.0)	(249.8)	(322.5)
Cash flows provided by (used for) financing activities	(363.7)	(218.5)	(600.9)	(482.1)	(353.6)
Capital expenditures	(142.6)	(156.7)	(114.7)	(77.1)	(93.3)
Ratio of earnings to fixed charges(2)	8.32	7.03	8.14	8.25	7.98

(1)

Long-term obligations include the Company’s (i) zero-coupon convertible subordinated notes due 2021, (ii) 5 1/2% senior notes due 2013, (iii) 5  5/8% senior notes due 2015, (iv) five year $500.0 term loan facility, (v) five year revolving credit facility in the principal amount of $500.0, and (vi) other long-term obligations. The following chart summarizes the balances outstanding for these respective obligations for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2009 and 2010.

Long-term obligations outstanding

	As of December 31,			As of September 30,
	2007	2008	2009	2009	2010
Zero-coupon convertible subordinated notes due 2021(a)	$564.4	$573.5	$292.2	$290.8	$291.6
5 1/2% senior notes due 2013(b)	352.2	351.7	351.3	351.4	351.0
5 5/8% senior notes due 2015	250.0	250.0	250.0	250.0	250.0
Five year $500.0 term loan facility	500.0	475.0	425.0	437.5	387.5
Five year revolving credit facility	—	70.8	75.0	70.8	65.0
Other(c)	0.4	0.3	0.9	0.3	0.9

(a)	Represents the accreted balance outstanding for the periods indicated.
(b)	Represents the balance, including principal and unamortized portion of a deferred gain on an interest rate swap agreement, for the periods indicated.
(c)	The remainder of other long-term obligations consisted primarily of mortgages payable. Long-term obligations exclude amounts due to affiliates.
(2)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes, plus fixed charges. Fixed charges include interest expense on debt and the portion of rental expense that is deemed representative of the interest factor. We did not have any preferred stock outstanding during the periods presented in the table above.

RISK FACTORS

An investment in our securities involves risks. We urge you to consider carefully the risks set forth below and described in the documents incorporated by reference in this prospectus supplement before making an investment decision, including those risks identified under “Item IA. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, and those risks identified under “Item IA. Risk Factors” in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, which are incorporated by reference in this prospectus supplement as they may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC.

Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks. Additional risks not presently known to us or that we currently deem immaterial also may impair our business and operations or cause the price of our securities to decline. Additional risks related to the Notes are described below.

Risks Related to the Notes

The Notes will not be secured by any of our assets, are subject to prior claims of any of our future secured creditors and are structurally subordinated to the indebtedness of our subsidiaries.

The Notes are our unsecured obligations, ranking equally with our other senior unsecured indebtedness but effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness. The indenture governing the Notes permits us and our subsidiaries to incur secured debt under specified circumstances without equally and ratably securing the Notes. Any claims of future secured lenders with respect to assets securing their loans will be prior to any claim of the holders of these Notes with respect to those assets. In addition, because we are a holding company that conducts our operations through our subsidiaries, the Notes will be structurally subordinated to any and all existing and future indebtedness, whether or not secured, and other liabilities of our subsidiaries. Our subsidiaries have no obligation to pay any amounts due on our debt securities, including the Notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise.

Our indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the Notes.

At September 30, 2010, we had approximately $1.35 billion of outstanding indebtedness, and as a result of this offering, our principal and interest payment obligations will increase substantially. Our ability to make scheduled payments of principal of, or to pay the interest or premium, if any, on, or to refinance our indebtedness (including the Notes), or to fund capital expenditures, acquisitions and other strategic initiatives will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available under our revolving credit facility or otherwise in an amount sufficient to enable us to service our indebtedness, including the Notes, or to fund our other liquidity needs. Furthermore, our increased leverage resulting from this offering could adversely affect our business. In particular, it could increase our vulnerability to sustained, adverse macroeconomic weakness, limit our ability to obtain further financing and limit our ability to pursue certain operational and strategic opportunities.

We will issue the Notes under our senior indenture. The indenture will, among other things, limit our ability and the ability of our subsidiaries, to:

•	create or assume liens;

•	enter into sale and leaseback transactions; and

•	incur indebtedness or issue preferred stock at the subsidiary level.

See “Description of the Notes — Covenants Applicable to the Notes.”

Negative covenants in the indenture offer only limited protection to holders of the Notes.

The indenture governing the Notes will contain certain negative covenants that apply to us and certain of our subsidiaries. However, the indenture does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the Notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our and our subsidiaries ability to incur all indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the Notes.

In addition, the limitation on liens covenant in the indenture contains exceptions that will allow us and our subsidiaries to create, grant or incur liens or security interests to secure a certain amount of indebtedness and a variety of other obligations without equally and ratably securing the Notes. See “Description of Notes — Covenants Applicable to the Notes — Limitation on Liens” in this prospectus supplement for a description of this covenant and related definitions. In light of these exceptions, holders of the Notes may be effectively subordinated to new lenders.

Our credit ratings are subject to change.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

If we do not complete the Acquisition by September 11, 2011, we will be required to redeem the 2020 Notes and, as a result, holders of the 2020 Notes may not obtain their expected return on the 2020 Notes.

We may not be able to consummate the Acquisition within the time period specified under “Description of the Notes—Special Mandatory Redemption.” Our ability to consummate the Acquisition is subject to various closing conditions, including regulatory approvals and other matters that are beyond our control. If we are not able to consummate the Acquisition within the time period specified under “Description of the Notes — Special Mandatory Redemption,” we will be required to redeem all of the 2020 Notes at a redemption price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, to, but not including, the redemption date. We may not, however, have sufficient financial resources available to satisfy our obligations to repurchase the 2020 Notes. In addition, even if we are able to redeem the 2020 Notes pursuant to a mandatory redemption, holders of the 2020 Notes may not obtain their expected return on the 2020 Notes. Your decision to invest in the 2020 Notes is made at the time of the offering of the 2020 Notes. Changes in our business or financial condition, or the terms of the Acquisition, between the closing of this offering and the closing of the Acquisition will have no effect on your rights as a purchaser of the 2020 Notes.

We may not be able to repurchase the Notes upon a Change of Control Repurchase Event.

Upon the occurrence of a Change of Control Repurchase Event (as defined in “Description of the Notes”), each holder of Notes will have the right to require us to repurchase all or any part of such holder’s Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If we experience a Change of Control Repurchase Event, we cannot assure you that we would have sufficient financial resources available to satisfy our obligations to repurchase the Notes. Our failure to repurchase the Notes, as required under the indenture governing the Notes, would result in a default under the indenture, which could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the Notes. See “Description of Notes — Offer to Repurchase Upon a Change of Control Repurchase Event.”

The terms of the indenture and the Notes provide only limited protection against significant corporate events that could affect adversely your investment in the Notes.

While the indenture and the Notes contain terms intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions or our creditworthiness, these terms are limited and may not be sufficient to protect your investment in the Notes. As described under “Description of Notes — Offer to Repurchase Upon a Change of Control Repurchase Event,” upon the occurrence of a change of control repurchase event, holders are entitled to require us to repurchase their Notes at 101% of their principal amount. However, the definition of the term “change of control repurchase event” is limited and does not cover a variety of transactions (such as certain acquisitions by us or recapitalizations) that could negatively affect the value of your Notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the Notes, but that would not constitute a change of control repurchase event, you would have no right to require us to repurchase the Notes prior to their maturity, which also would adversely affect your investment.

If an active trading market for the Notes does not develop, you may not be able to resell them.

The Notes are a new issue of securities for which there currently is no trading market. As a result, we cannot provide any assurances that a trading market for the Notes will ever develop or be maintained. Further, we can make no assurances as to the liquidity of any market that may develop for the Notes, your ability to sell your Notes or the price at which you will be able to sell your Notes. Future trading prices of the Notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the condition of the industry in which we operate generally, the then-current ratings assigned to the Notes and the market for similar securities. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time. We do not intend to apply for listing or quotation of the Notes on any securities exchange or automated quotation system, respectively.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, together with other statements and information incorporated by reference, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. Any applicable free writing prospectus may also contain these types of forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes”, “expects”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates”, or “anticipates” or the negative of those words or other comparable terminology. Such forward-looking statements are subject to various risks and uncertainties and the Company claims the protection afforded by the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those currently anticipated due to a number of factors in addition to those discussed elsewhere herein and in the Company’s other public filings, press releases and discussions with Company management, including:

•

changes in federal, state, local and third party payer regulations or policies or other future reforms in the health care system (or in the interpretation of current regulations), new insurance or payment systems, including state or regional insurance cooperatives, new public insurance programs or a single-payer system, affecting governmental and third-party coverage or reimbursement for clinical laboratory testing;

•

adverse results from investigations or audits of clinical laboratories by the government, which may include significant monetary damages, refunds and/or exclusion from the Medicare and Medicaid programs;

•

loss or suspension of a license or imposition of a fine or penalties under, or future changes in, or interpretations of, the law or regulations of the Clinical Laboratory Improvement Act of 1967, and the Clinical Laboratory Improvement Amendments of 1988, or those of Medicare, Medicaid, the False Claims Act or other federal, state or local agencies;

•	failure to comply with the Federal Occupational Safety and Health Administration requirements and the Needlestick Safety and Prevention Act, which may result in penalties and loss of licensure;

•

failure to comply with HIPAA, including changes to federal and state privacy and security obligations and changes to HIPAA, including those changes included within HITECH and any subsequent amendments, which could result in increased costs, denial of claims and/or significant penalties;

•	failure to maintain the security of customer-related information could damage the Company’s reputation with customers, cause it to incur substantial additional costs and become subject to litigation;

•

failure of the Company, third party payers or physicians to comply with Version 5010 Transactions by January 1, 2012 or the ICD-10-CM Code Set issued by the Department of Health and Human Services and effective for claims submitted as of October 1, 2013;

•	increased competition, including competition from companies that do not comply with existing laws or regulations or otherwise disregard compliance standards in the industry;

•	increased price competition, competitive bidding for laboratory tests and/or changes or reductions to fee schedules;

•	changes in payer mix, including an increase in capitated managed-cost health care or the impact of a shift to consumer-driven health plans;

•	failure to obtain and retain new customers and alliance partners, or a reduction in tests ordered or specimens submitted by existing customers;

•

failure to retain or attract managed care business as a result of changes in business models, including new risk based or network approaches, or other changes in strategy or business models by managed care companies;

•	failure to effectively integrate and/or manage newly acquired businesses, including Genzyme Genetics if it closes, and the cost related to such integrations;

•	the inability to close the Acquisition or the effects of the Acquisition on the Company’s cash position and levels of indebtedness;

•	adverse results in litigation matters;

•	inability to attract and retain experienced and qualified personnel;

•	failure to maintain the Company’s days sales outstanding and/or bad debt expense levels;

•	decrease in the Company’s credit ratings by Standard & Poor’s and/or Moody’s;

•	discontinuation or recalls of existing testing products;

•	failure to develop or acquire licenses for new or improved technologies, or if customers use new technologies to perform their own tests;

•

inability to commercialize newly licensed tests or technologies or to obtain appropriate coverage or reimbursement for such tests, which could result in impairment in the value of certain capitalized licensing costs;

•

changes in government regulations or policies, including regulations and policies of the Food and Drug Administration, affecting the approval, availability of, and the selling and marketing of diagnostic tests;

•	inability to obtain and maintain adequate patent and other proprietary rights for protection of the Company’s products and services and successfully enforce the Company’s proprietary rights;

•

the scope, validity and enforceability of patents and other proprietary rights held by third parties which might have an impact on the Company’s ability to develop, perform, or market the Company’s tests or operate its business;

•

failure in the Company’s information technology systems resulting in an increase in testing turnaround time or billing processes or the failure to meet future regulatory or customer information technology, data security and connectivity requirements;

•	failure of the Company’s financial information systems resulting in failure to meet required financial reporting deadlines;

•	failure of the Company’s disaster recovery plans to provide adequate protection against the interruption of business and/or to permit the recovery of business operations;

•

business interruption or other impact on the business due to adverse weather (including hurricanes), fires and/or other natural disasters, terrorism or other criminal acts, and/or widespread outbreak of influenza or other pandemic illness;

•	liabilities that result from the inability to comply with corporate governance requirements;

•

significant deterioration in the economy or financial markets which could negatively impact the Company’s testing volumes, cash collections and the availability of credit for general liquidity or other financing needs; and

•	changes in reimbursement by foreign governments and foreign currency fluctuations.

USE OF PROCEEDS

We expect that the net proceeds from this offering will be approximately $914.6 million after deducting underwriting discounts and commissions and other estimated expenses of this offering, totaling $7.2 million. The net proceeds will be used to fund a portion of the purchase price of the Acquisition, and for general corporate purposes. Pending the Acquisition, we will invest the portion of the proceeds that we intend to use for the Acquisition in short-term investment grade securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, total debt and total capitalization as of September 30, 2010 on (1) an actual basis and (2) as adjusted to give effect to the sale of the Notes. The as adjusted information reflects the net proceeds of the sale of the Notes in cash and cash equivalents and does not reflect the use of the proceeds from this offering, cash and cash equivalents or availability under our revolving credit facility to fund the Acquisition.

This table should be read in conjunction with our consolidated financial statements and the related notes as filed in our Annual Report on Form 10-K for our fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010.

	September 30, 2010
	Actual	As Adjusted(1)
	(in millions)
Cash and cash equivalents	$96.9	$1,011.5

Debt:
Long-term obligations(2)	$1,346.0	$1,346.0
2016 Notes offered hereby	—	325.0
Long-term debt due within one year(3)
2020 Notes offered hereby	—	600.0

Total debt	1,346.0	2,271.0

Total shareholders’ equity	2,270.2	2,270.2

Total capitalization	$3,616.2	$4,541.2

(1)	As adjusted to reflect the sale of the Notes. The as adjusted information reflects the net proceeds of the sale of the Notes in cash and cash equivalents and does not reflect the use of the proceeds from this offering, cash and cash equivalents or availability under our revolving credit facility to fund the Acquisition.
(2)

Long-term obligations include the Company’s (i) zero-coupon convertible subordinated notes due 2021, (ii) 5 1/2% senior notes due 2013, (iii) 5  5/8% senior notes due 2015, (iv) five year $500.0 term loan facility, (v) five year revolving credit facility in the principal amount of $500.0, and (vi) other long-term obligations. The following chart summarizes the balances outstanding for these respective obligations for the nine months ended September 30, 2010.

Long-term obligations outstanding

As of September 30,
2010
Zero-coupon convertible subordinated notes due 2021(a)	$291.6
5 1/2% senior notes due 2013(b)	351.0
5 5/8% senior notes due 2015	250.0
Five year $500.0 term loan facility	387.5
Five year revolving credit facility	65.0
Other(c)	0.9

(a)	Represents the accreted balance outstanding.
(b)	Represents the balance, including principal and unamortized portion of a deferred gain on an interest rate swap agreement.
(c)	The remainder of other long-term obligations consisted primarily of mortgages payable. Long-term obligations exclude amounts due to affiliates.
(3)	Due to the special mandatory redemption provision, the 2020 Notes will initially be classified on our balance sheet as long-term debt due within one year. In the event that we consummate the Acquisition on or prior to September 11, 2011, the 2020 Notes will be reclassified on our balance sheet as long-term debt.

RATIO OF EARNINGS TO FIXED CHARGES

We have presented in the table below our historical consolidated ratio of earnings to fixed charges for the periods shown.

	Year Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2010
Ratio of earnings to fixed charges (unaudited)	9.62	8.89	8.32	7.03	8.14	7.98

These computations include us and our consolidated subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes, plus fixed charges. Fixed charges include interest expense on debt and the portion of rental expense that is deemed representative of the interest factor. We did not have any preferred stock outstanding during the periods presented in the table above.

DESCRIPTION OF THE NOTES

We will issue the Notes under an indenture dated as of November 19, 2010, as supplemented by the supplemental indentures dated November 19, 2010, between us and U.S. Bank National Association, as trustee. The following description of the particular terms of the Notes supplements the description of the general terms and provisions of debt securities set forth in the accompanying prospectus.

General

The Notes:

•	will be senior debt securities that are our unsecured obligations and will rank equally with each other and all of our other unsecured senior indebtedness;

•	will initially be limited to $325,000,000 and $600,000,000 in principal amount for the 2016 Notes and 2020 Notes, respectively;

•	will mature on May 15, 2016 for the 2016 Notes and November 15, 2020 for the 2020 Notes, respectively;

•

will bear interest from November 19, 2010 at the rate of 3.125% and 4.625% per year for the 2016 Notes and 2020 Notes, respectively, payable semi-annually on May 15 and November 15 of each year, commencing May 15, 2011 to the persons in whose names the Notes are registered at the close of business on the preceding May 1 and November 1; and

•	will be issued in book-entry form only.

The 2016 Notes and the 2020 Notes will each constitute a separate series under the indenture.

Optional Redemption

We will have the right to redeem the Notes of any series, in whole or in part, at our option, at any time or from time to time or, solely in the case of the 2020 Notes (those Notes subject to special mandatory redemption as described below), at any time or from time to time prior to August 15, 2020 (three months prior to their maturity date), at a price based on a make-whole amount, as further described in the accompanying prospectus, including a Make-Whole Spread of 0.250% in the case of the 2016 Notes and 0.300% in the case of the 2020 Notes. See “Debt Securities — Optional Redemption — Make-Whole Redemption” in the accompanying prospectus. We have selected Citigroup Global Markets Inc., Barclays Capital Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as the Reference Treasury Dealers in connection with our optional redemption right.

On and after August 15, 2020 (three months prior to their maturity date), the 2020 Notes are redeemable at our option, at any time or from time to time, either in whole or in part, at a redemption price equal to 100% of the principal amount of the 2020 Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the 2020 Notes being redeemed to such redemption date.

Special Mandatory Redemption

In the event that we do not consummate the Acquisition on or prior to September 11, 2011, or the Asset Purchase Agreement is terminated at any time prior thereto, then we will redeem all of the 2020 Notes on the special mandatory redemption date (as defined below) at a redemption price equal to 101% of the aggregate principal amount of the 2020 Notes, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the special mandatory redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The “special mandatory redemption date” means the earlier to occur of (1) September 11, 2011, if the Acquisition has not been completed on or prior to September 11, 2011, or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Asset Purchase Agreement for any reason.

We will cause the notice of special mandatory redemption to be mailed, with a copy to the trustee, within five business days after the occurrence of the event triggering redemption to each holder at its registered address. If funds sufficient to pay the special mandatory redemption price of all 2020 Notes to be redeemed on the special mandatory redemption date are deposited with the trustee on or before such special mandatory redemption date, plus accrued and unpaid interest, if any, to the special mandatory redemption date, the 2020 Notes will cease to bear interest.

The 2016 Notes will not be subject to special mandatory redemption.

Covenants Applicable to the Notes

The covenants summarized below will apply to the Notes as long as any Notes are outstanding.

Limitation on Liens

So long as any Notes are outstanding, we will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien upon any Principal Property or shares of stock or Indebtedness of any Restricted Subsidiary to secure any Indebtedness, without effectively providing that the Notes shall (so long as such other Indebtedness shall be so secured) be equally and ratably secured.

The foregoing limitation does not apply to:

(1)	Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on our books or the books of our Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(2)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings;

(3)	pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(4)	deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(5)	easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of our business or of such Restricted Subsidiary;

(6)	Liens in existence on the first date of the issuance of the Notes;

(7)	Liens arising in connection with trade letters of credit issued for our account or the account of a Restricted Subsidiary securing the reimbursement obligations in respect of such letters of credit, provided, that such Liens encumber only the property being acquired through payments made under such letters of credit or the documents of title and shipping and insurance documents relating to such property;

(8)	Liens on intellectual property acquired by us or a Restricted Subsidiary (such as software) securing our obligation or the obligation of such Restricted Subsidiary to make royalty or similar payments to the seller of such intellectual property, provided, that such Liens encumber only the intellectual property to which such payments relate;

(9)	any Lien upon any property or assets created at the time of the acquisition, purchase, lease, improvement or development of property or assets used or held by us or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of, such property or assets;

(10)	any Lien upon any property or assets existing thereon at the time of the acquisition thereof (provided such Lien was not incurred in anticipation of such acquisition) by us or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by us or any Restricted Subsidiary);

(11)	any Lien in favor of us or any Restricted Subsidiary;

(12)	Liens in respect of judgments that do not constitute an Event of Default;

(13)	Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (6) through (12) or Liens created in connection with any amendment, consent or waiver relating to such Indebtedness, so long as such Lien does not extend to any other property and the Indebtedness so secured does not exceed the fair market value (as determined by our board of directors) of the assets subject to such Liens at the time of such extension, renewal, refinancing or refunding, or such amendment, consent or waiver, as the case may be; or

(14)	any Lien securing any Indebtedness in an amount which, together with, without duplication, (x) all other Indebtedness secured by a Lien that is not otherwise permitted by the foregoing provisions, (y) the Attributable Debt of any Sale and Leaseback Transaction that is not otherwise permitted under clauses (1) through (4) under “— Limitation on Sale and Leaseback Transactions,” and (z) any Indebtedness incurred by a Subsidiary of ours pursuant to clause (3) under “— Limitation on Subsidiary Indebtedness and Preferred Stock,” does not at the time of the incurrence of the Indebtedness so secured exceed 5% of our Consolidated Total Assets.

Limitation on Sale and Leaseback Transactions

So long as any Notes are outstanding, we will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:

(1)	the Sale and Leaseback Transaction involves a lease for a term of not more than five years;

(2)	the Sale and Leaseback Transaction is between us and a Subsidiary Guarantor or between Subsidiary Guarantors;

(3)	we or a Restricted Subsidiary would be entitled to incur Indebtedness secured by a Lien on such property or assets involved in such Sale and Leaseback Transaction without equally and ratably securing the Notes pursuant to the covenant described under “— Limitation on Liens”;

(4)	the cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value thereof or the debt attributable thereto and we apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such Sale and Leaseback Transaction within 270 days of such sale to either (or a combination) of (x) the retirement (other than the mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of our long-term debt or the long-term debt of a Restricted Subsidiary (other than long-term debt that is subordinated to the Notes) or (y) the acquisition, purchase, improvement or development of other comparable property, including the acquisition of other businesses; or

(5)	the Attributable Debt of the Sale and Leaseback Transaction is in an amount which, together with, without duplication, (x) all of our Attributable Debt and that of our Restricted Subsidiaries under this clause (5), (y) all other Indebtedness secured by a Lien that is not otherwise permitted by the provisions of clauses (1) through (13) under “— Limitation on Liens” above, and (z) any Indebtedness incurred by a Subsidiary of ours pursuant to clause (3) under “— Limitation on Subsidiary Indebtedness and Preferred Stock,” does not at the time of such transaction exceed 5% of our Consolidated Total Assets.

Limitation on Subsidiary Indebtedness and Preferred Stock

So long as any Notes are outstanding, we will not cause or permit our direct or indirect Subsidiaries to incur, create, issue, assume or permit to exist any Indebtedness or Preferred Stock (other than Permitted Indebtedness) unless the amount of such Indebtedness or Preferred Stock, when taken together with, without duplication, (1) all other Indebtedness (other than Permitted Indebtedness) incurred pursuant to this covenant, (2) all other Indebtedness secured by a Lien that is not otherwise permitted by the provisions of clauses (1) through (13) under “— Limitation on Liens” above, and (3) any Attributable Debt of the Sale and Leaseback Transactions that is not otherwise permitted by the provisions of clauses (1) through (4) under “— Limitation on Sale and Leaseback Transactions,” does not at the time of the incurrence exceed the greater of (x) $170.0 million and (y) 5% of our Consolidated Total Assets.

For purposes of these covenants and other provisions of the indentures:

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Subsidiary of the Company or (2) assumed in connection with the acquisition of assets by such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, as the case may be. For purposes of the provisions described above as “— Limitation on Subsidiary Indebtedness and Preferred Stock,” any Acquired Indebtedness shall not be deemed to have been incurred until 270 days from the date (1) the Person obligated on such Acquired Indebtedness becomes our Subsidiary or (2) the acquisition of assets, in connection with which such Acquired Indebtedness was assumed, is consummated.

“Attributable Debt” means, with respect to a Sale and Leaseback Transaction, an amount equal to the lesser of: (1) the fair market value of the property (as determined in good faith by the Board of Directors); and (2) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually.

“Capitalized Lease” means any obligation of a Person to pay rent or other amounts incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

“Consolidated Total Assets” means, with respect to any Person as of any date, the amount of total assets as shown on the consolidated balance sheet of such Person for the most recent fiscal quarter for which financial statements have been filed with the SEC, prepared in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlled” and “Controlling” shall have meanings correlative thereto.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements of pronouncements of the Financial Accounting Standards Board or such other entity as are approved by a significant segment of the accounting profession.

“Governmental Obligations” means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America that, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933) as custodian with respect to any such Governmental Obligation or a specific payment of principal of or interest on any such Governmental Obligation held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Governmental Obligation or the specific payment of principal of or interest on the Governmental Obligation evidenced by such depository receipt.

“Indebtedness” of any Person means, without duplication (1) any obligation of such Person for money borrowed, (2) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (3) any reimbursement obligation of such Person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness, and (4) any obligation of such Person under Capitalized Leases; provided, however, that “Indebtedness” of such Person shall not include any obligation of such Person to any Subsidiary of such Person or to any Person with respect to which such Person is a Subsidiary.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien or other security interest.

“Permitted Acquired Indebtedness” means any Acquired Indebtedness that remains outstanding following the expiration of a good faith offer by us or a Subsidiary of ours obligated under such Acquired Indebtedness to acquire such Acquired Indebtedness, including, without limitation, an offer to exchange such Acquired Indebtedness for debt securities for us, on terms, which in the opinion of an independent investment banking firm of national reputation and standing, are consistent with market practices in existence at the time for offers of a similar nature; provided that the initial expiration date of any such offer shall be not later than the expiration of the 270-day period referred to in the definition of “Acquired Indebtedness”; provided further, that the amount of Acquired Indebtedness that shall constitute “Permitted Acquired Indebtedness” shall only be equal to the amount of Acquired Indebtedness that we or such Subsidiary of ours has made an offer to acquire in accordance with the foregoing.

“Permitted Indebtedness” means (a) Indebtedness outstanding on the first date of the issuance of the Notes; (b) intercompany Indebtedness or Preferred Stock to the extent owing to or held by us or a Subsidiary of ours; (c) any Permitted Acquired Indebtedness; (d) Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business; and (e) Indebtedness of any Subsidiary Guarantor; provided that if such Subsidiary shall cease to be a Subsidiary Guarantor, such Indebtedness will be treated as incurred at that time and will no longer constitute Permitted Indebtedness pursuant to this clause (e).

“Person” means any individual, corporation, limited liability company, partnership, joint-venture, joint-stock company, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, any and all shares of preferred stock (however designated) issued by such Person, that is entitled to preference or priority over one or more series or classes of capital stock issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or on liquidation, whether now outstanding, or issued after the date hereof.

“Principal Property” means any real property and any related buildings, fixtures or other improvements located in the United States owned by us or our Subsidiaries (1) that is an operating property included in the list of principal properties in Item 2 (or any successor Item thereto) of our annual report on Form 10-K filed with the SEC for the most recently ended fiscal year, or is an operating property acquired subsequent to such filing that would have been included in such Item 2 if it had been owned prior to the date of such filing or (2) the net book value of which as of the end of the last fiscal quarter ending immediately prior to the date of determination exceeds 1% of our Consolidated Total Assets as of the same date.

“Restricted Subsidiary” means any of our Subsidiaries that owns a Principal Property.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by us or any Restricted Subsidiary of real or personal property that is to be sold or transferred by us or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of ours or such Restricted Subsidiary.

“Subsidiary” means, with respect to any Person, (i) any corporation at least a majority of whose outstanding voting stock shall at the time be owned, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, (ii) any general partnership, limited liability company, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests shall at the time be owned by such Person, or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries and (iii) any limited partnership of which such Person or any of its Subsidiaries is a general partner.

“Subsidiary Guarantor” means any of our Subsidiaries if and so long as such Subsidiary provides a guarantee of the Notes.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the Notes as described above, we will make an offer to each holder of Notes to repurchase all or any part (in multiples of $1,000 principal amount) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase provisions of the Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to our offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by us.

The paying agent will promptly mail to each holder of Notes properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

We will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase our Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our Subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of the Notes:

“Below Investment Grade Rating Event” means the Notes are rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control, which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or a Subsidiary Guarantor that is one of our wholly owned Subsidiaries;

(2)	the adoption of a plan relating to our liquidation or dissolution;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or a Subsidiary Guarantor that is one of our wholly owned Subsidiaries, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares; or

(4)	the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction effected to create a holding company for us will not be deemed to involve a Change of Control if (1) pursuant to such transaction we become a wholly owned Subsidiary of such holding company and (2) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of our Voting Stock immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who:

(1)	was a member of such Board of Directors on the first date that any of the Notes were issued; or

(2)	was nominated for election or elected to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of our Control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means:

(1)	each of Moody’s and S&P; and

(2)	if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our Control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Satisfaction and Discharge

When (1) all outstanding Notes of any series have been delivered to the Trustee for cancellation or (2) all outstanding Notes of such series not previously delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year, or are to be called for redemption within one year, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all such outstanding Notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture by us and satisfy certain other conditions, then the Indenture shall, subject to certain exceptions, cease to be of further effect with respect to such series of Notes.

Book-Entry, Delivery and Form

We will issue each of the 2016 Notes and the 2020 Notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act;

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

•

access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its participants are on file with the SEC.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture and under the Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the indenture or the global note.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on the Notes represented by the global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by the global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Settlement for the Notes will be made by the underwriters in immediately available funds. The Notes will trade in DTC’s Same-Day Funds Settlement System until maturity. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. So long as DTC continues to make its settlement system available to us, it is anticipated that payments of principal of and interest on the Notes will be made by us in immediately available funds.

Further Issues

We may, without notice to or consent of the holders of either series of the Notes, increase the aggregate principal amount of either series of the Notes in the future by issuing additional notes on the same terms and conditions (except for the issue date, public offering price and the interest accrual date and the first interest payment date) and with the same CUSIP number as the Notes of that series being offered hereby; provided that such Notes are fungible with the applicable Notes being offered hereby for U.S federal income tax purposes. Each series of Notes and any additional notes issued under that series will be treated as a single series of debt securities for all purposes under the senior indenture, including waivers, amendments and offers to purchase.

Regarding the Trustee

The Trustee is U.S. Bank National Association, which maintains its corporate trust offices at 10161 Centurion Parkway, Jacksonville, Florida 32256. The Trustee provides certain corporate trust services to us in the ordinary course of business and may provide such services in the future.

The indenture and provisions of the Trust Indenture Act contain limitations on the rights of the Trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of any such claims as security or otherwise. The Trustee is permitted to engage in other transactions. However, if the Trustee acquires any conflicting interest it must either eliminate such conflict, apply to the SEC for permission to continue or resign.

The Trustee will also initially serve as the security registrar and paying agent under the indenture and the supplemental indentures.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations of the ownership and disposition of the Notes. This summary is based upon provisions of the Internal Revenue Code of 1986, or the “Code,” applicable regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, or the “IRS,” so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a Note held as a capital asset by a beneficial owner who purchases the Note on original issuance at the first price, which we refer to as the “issue price,” at which a substantial portion of the Notes is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding Notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders, as defined below, whose “functional currency” is not the U.S. dollar;

•	tax consequences to entities treated as partnerships for U.S. federal income tax purposes and investors therein;

•	tax consequences to certain former citizens or residents of the United States;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift taxes.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a partner or member generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner or member in such an entity holding the Notes, you should consult your tax advisors.

If you are considering the purchase of Notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of Notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner of Notes that is neither a U.S. holder nor a partnership or other entity that is treated as a partnership for U.S. federal income tax purposes.

Each person considering an investment in the Notes should seek advice based on such person’s particular circumstances from an independent tax advisor.

Consequences to U.S. Holders

Payment of Interest

Stated interest on a Note generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes.

Effect of Early Redemption Provisions

We may be obligated to redeem your Notes under certain circumstances. In the event that we do not consummate the Acquisition on or prior to September 11, 2011, or the Asset Purchase Agreement is terminated at any time prior thereto, we will redeem all the 2020 Notes at a redemption price equal to 101% of the aggregate principal amount of the 2020 Notes, plus accrued and unpaid interest, as discussed under “Description of the Notes — Special Mandatory Redemption.” Also, you may require us to redeem your Notes in the event of a Change of Control Repurchase Event at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, as discussed under “Description of the Notes — Offer to Repurchase Upon a Change of Control Repurchase Event.” Our obligation to make such payments may implicate the U.S. Treasury regulations relating to “contingent payment debt instruments,” which regulations provide that if, based on all the facts and circumstances as of the date on which the Notes are issued, there is a remote likelihood that a contingent redemption option will be exercised, it is assumed that such redemption will not occur. We intend to take the position that as of the expected issue date of the Notes, the likelihood of such events is remote. Our determination that these contingencies are remote is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by the applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, you may be required to accrue income on the Notes that you own in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of such Notes before the resolution of the contingency. U.S. holders are urged to consult their own tax advisors regarding the potential application to the Notes of the contingent payment debt instrument rules and the consequences of such application. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments.

Sale, Redemption or Other Taxable Disposition of Notes

A U.S. holder generally will recognize gain or loss upon the sale, redemption or other taxable disposition of a Note equal to the difference between the amount realized (less accrued stated interest, which will be taxable as such) upon the sale, redemption or other taxable disposition and the U.S. holder’s tax basis in the Note. A U.S. holder’s tax basis in a Note generally will be equal to the amount that such U.S. holder paid for the Note. Any gain or loss recognized on a taxable disposition of the Note will be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of the Note, a U.S. holder is treated as holding the Note for more than one year, this capital gain or loss will be long-term capital gain or loss. Otherwise, this capital gain or loss will be short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring beginning January 1, 2011. A U.S. holder’s ability to deduct capital losses may be limited.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to interest on the Notes and the proceeds of a sale of a Note paid to a U.S. holder unless the U.S. holder is an exempt recipient. Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability if the required information is furnished in a timely manner to the IRS.

Medicare Tax on Unearned Income

Recently enacted legislation requires certain U.S. holders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest on and gains from the sale or other disposition of Notes for taxable years beginning after December 31, 2012. U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the Notes.

Consequences to Non-U.S. Holders

Payment of Interest

U.S. federal withholding tax will not apply to any payment of interest on a Note to a non-U.S. holder provided that:

•

interest paid on the Note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by applicable income tax treaty, is not attributable to a permanent establishment in the United States);

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

•

(1) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (2) the non-U.S. holder holds the Notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfies the certification requirements of applicable U.S. Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to 30% U.S. federal withholding tax, unless the non-U.S. holder in general provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the Notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States), then, although the non-U.S. holder will be exempt from the 30% withholding tax (provided the requirement to deliver an IRS Form W-8ECI, as discussed above, is satisfied), the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it also may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Sale, Redemption or Other Taxable Disposition of Notes

Gain realized by a non-U.S. holder on the sale, redemption or other taxable disposition of a Note will not be subject to U.S. federal income tax unless:

(1)	that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States); or

(2)	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

If a non-U.S. holder is described in clause (1) above, it will be subject to tax on the net gain derived from the sale, redemption or other taxable disposition in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation that falls under clause (1) above, it also may be subject to the branch profits tax equal to 30% (or lesser rate as may be specified under an applicable income tax treaty). If a non-U.S. holder is an individual described in clause (2) above, such holder will be subject to a flat 30% tax on the gain derived from the sale, redemption or other taxable disposition, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make, provided the statement described above in the last bullet point under “— Consequences to Non-U.S. Holders — Payment of Interest” has been received and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a Note within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and the payor does not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability if the required information is furnished in a timely manner to the IRS.

UNDERWRITING

Citigroup Global Markets Inc. is acting as joint book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter’s name.

Underwriters	Principal Amount of 2016 Notes	Principal Amount of 2020 Notes
Citigroup Global Markets Inc.	$195,000,000	$360,000,000
Barclays Capital Inc.	65,000,000	120,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	65,000,000	120,000,000

Total	$325,000,000	$600,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed 0.350% of the principal amount of the 2016 Notes and 0.400% of the principal amount of the 2020 Notes. Any such securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed 0.200% of the principal amount of the 2016 Notes and 0.250% of the principal amount of the 2020 Notes. If all the Notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We have agreed that, for a period from the date of this prospectus supplement to and including the closing date, we will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by us. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to this lock-up agreement at anytime without notice.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by us
Per 2016 Note	0.600%
Per 2020 Note	0.650%

We estimate that our total expenses for this offering will be $1,300,000.

In connection with the offering, the underwriters may purchase and sell Notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility. In addition, certain of the underwriters or their affiliates have also agreed to provide interim financing to us under certain circumstances in the event the offering is not consummated, for which these underwriters will be paid customary fees.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of Notes described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the Notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of Notes described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the Notes have not authorized and do not authorize the making of any offer of Notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the Notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the Notes, other than the underwriters, is authorized to make any further offer of the Notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the Notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the Notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the Notes to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The Notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

The validity of the Notes offered hereby will be passed upon for us by Hogan Lovells US LLP, Baltimore, Maryland and for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Laboratory Corporation of America Holdings

Senior Debt Securities

Subordinated Debt Securities

Preferred Stock

Common Stock

Warrants

We may, from time to time, offer, issue and sell senior or subordinated debt securities, preferred stock, common stock, or warrants to purchase our debt securities, preferred stock or common stock. The debt securities, preferred stock and warrants we may offer may be convertible into or exercisable or exchangeable for debt, common or preferred stock or other securities of the Company or debt or equity securities of one or more other entities. We refer to our senior or subordinated debt securities, preferred stock, common stock, and warrants collectively as the “securities.” We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us.

We or any selling securityholder may offer and sell these securities to or through agents, underwriters, dealers or directly to purchasers, on a continuous or delayed basis. The names of any agents, underwriters or dealers and the terms of the arrangements with such entities will be stated in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “LH.”

Investing in our securities involves risks. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 5, 2008

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Using this process, we or selling securityholders may offer and sell securities in one or more offerings.

We have not authorized anyone to give any information or to make any representations concerning the securities we may offer except those that are in this prospectus, any prospectus supplement that is delivered with this prospectus, any free writing prospectus that may be incorporated by reference into this prospectus or any prospectus supplement or any documents incorporated by reference into this prospectus or any prospectus supplement. If anyone gives any other information or representation, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities that are referred to in the prospectus supplement or applicable free writing prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any offer or sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus.

Neither this prospectus, nor any accompanying prospectus supplement nor any free writing prospectus that we have authorized contain all of the information included in the registration statement. We have omitted parts of the registration statement as permitted by the SEC’s rules and regulations. For further information, we refer you to the headings “Where To Find Additional Information” and “Incorporation of Certain Information by Reference.”

This prospectus provides you with a general description of the securities we may offer. Each time we or selling securityholders sell any of the securities, we will provide a prospectus supplement or free writing prospectus that will contain specific information about the terms of that offering and the securities being offered at that time. The prospectus supplement or free writing prospectus also may add, update or change information contained in this prospectus, and any statement in this prospectus will be modified or superseded by any inconsistent statement in a prospectus supplement or free writing prospectus. You should read both this prospectus and any prospectus supplement or free writing prospectus together with the additional information described under the headings “Where To Find Additional Information” and “Incorporation of Certain Information by Reference.”

As used in this prospectus, unless otherwise indicated, “LabCorp,” “the Company,” “we,” “our” and “us” are used interchangeably to refer to Laboratory Corporation of America Holdings or to Laboratory Corporation of America Holdings and its consolidated subsidiaries, as appropriate to the context.

RISK FACTORS

An investment in our securities involves risks. We urge you to consider carefully the risks described in the documents incorporated by reference in this prospectus and, if applicable, in any prospectus supplement used in connection with an offering of securities, before making an investment decision, including those risks identified under “Item IA. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this prospectus and which may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC. Additional risks, including those that relate to any particular securities we offer, may be included in a prospectus supplement or free writing prospectus that we authorize from time to time, or that are incorporated by reference into this prospectus or a prospectus supplement.

Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks. Additional risks not presently known to us or that we currently deem immaterial also may impair our business and operations or cause the price of our securities to decline.

THE COMPANY

Laboratory Corporation of America Holdings and its subsidiaries, headquartered in Burlington, North Carolina, is the second largest independent clinical laboratory company in the United States based on 2007 net revenues. Since our founding in 1971, we have grown into a national network of 37 primary laboratories and over 1,600 patient service centers along with a network of branches and STAT laboratories (which are laboratories that have the ability to perform certain routine tests quickly and report the results to the physician immediately). Through our national network of laboratories, we offer a broad range of clinical laboratory tests that are used by the medical profession in routine testing, patient diagnosis, and in the monitoring and treatment of disease. In addition, we have developed specialty testing businesses based on certain types of specialized testing capabilities and client requirements, such as oncology testing, HIV genotyping and phenotyping, diagnostic genetics and clinical trials.

Our principal executive offices are located at 358 South Main Street, Burlington, North Carolina 27215, and our telephone number at that address is (336) 229-1127.

FORWARD-LOOKING STATEMENTS

This prospectus, together with other statements and information incorporated by reference, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The accompanying prospectus supplement and any applicable free writing prospectus may also contain these type of forward-looking statements. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial or otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

1.	changes in federal, state, local and third party payer regulations or policies (or in the interpretation of current regulations) affecting governmental and third-party reimbursement for clinical laboratory testing;

2.	adverse results from investigations of clinical laboratories by the government, which may include significant monetary damages and/or exclusion from the Medicare and Medicaid programs;

3.	loss or suspension of a license or imposition of a fine or penalties under, or future changes in, the law or regulations of the Clinical Laboratory Improvement Act of 1967, and the Clinical Laboratory Improvement Amendments of 1988, or those of Medicare, Medicaid, the False Claims Act or other federal, state or local agencies;

4.	failure to comply with the Federal Occupational Safety and Health Administration requirements and the Needlestick Safety and Prevention Act, which may result in penalties and loss of licensure;

5.	failure to comply with HIPAA, including the failure to meet new NPI requirements, which could result in denial of claims and/or significant fines;

6.	failure of third party payors to complete testing with us, or accept or remit transactions, in HIPAA-required standard transaction and code set format, could result in an interruption in our cash flow;

7.	increased competition, including competition from companies that do not comply with existing laws or regulations or otherwise disregard compliance standards in the industry;

8.	increased price competition, competitive bidding for laboratory tests and/or changes or reductions to fee schedules;

9.	changes in payer mix, including an increase in capitated managed-cost health care or the impact of a shift to consumer-driven health plans;

10.	failure to obtain and retain new customers and alliance partners, or a reduction in tests ordered or specimens submitted by existing customers;

11.	failure to retain or attract managed care business as a result of changes in business models, including new risk based or network approaches, or other changes in strategy or business models by managed care companies;

12.	failure to effectively integrate and/or manage newly acquired businesses and the cost related to such integration;

13.	adverse results in litigation matters;

14.	inability to attract and retain experienced and qualified personnel;

15.	failure to maintain our days sales outstanding and/or bad debt expense levels;

16.	decrease in our credit ratings by Standard & Poor’s and/or Moody’s Investors Service;

17.	failure to develop or acquire licenses for new or improved technologies, or if customers use new technologies to perform their own tests;

18.	changes in government regulations or policies effecting the approval, availability, and selling and marketing of diagnostic tests;

19.	inability to commercialize newly licensed tests or technologies or to obtain appropriate reimbursement for such tests, which could result in impairment in the value of certain capitalized licensing costs;

20.	inability to obtain and maintain adequate patent and other proprietary rights for protection of our products and services and successfully enforce our proprietary rights;

21.	the scope, validity and enforceability of patents and other proprietary rights held by third parties which might have an impact on our ability to develop, perform, or market our tests or operate our business;

22.	failure in our information technology systems resulting in an increase in testing turnaround time or billing processes or the failure to meet future regulatory or customer information technology and connectivity requirements;

23.	failure of our financial information systems resulting in failure to meet required financial reporting deadlines;

24.	failure of our disaster recovery plans to provide adequate protection against the interruption of business and/or the recovery of business operations;

25.	business interruption or other impact on the business due to adverse weather (including hurricanes), fires and/or other natural disasters and terrorism or other criminal acts;

26.	liabilities that result from the inability to comply with new corporate governance requirements; and

27.	significant deterioration in the economy or financial markets could negatively impact our testing volumes, cash collections and the availability of credit.

Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE TO FIND ADDITIONAL INFORMATION

Statements contained in this prospectus, any prospectus supplement and any free writing prospectus that we have authorized, or that are incorporated by reference into this prospectus or a prospectus supplement, about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement and we file the agreement or document, you should refer to that agreement or document for a complete description of these matters.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These filings are available at the Internet website maintained by the SEC at http://www.sec.gov. You can also inspect copies of our public filings at the offices of the New York Stock Exchange (the “NYSE”). For further information about obtaining copies of our public filings from the NYSE, please call (212) 656-5060.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and certain information we file later with the SEC automatically will update and, to the extent inconsistent, supersede the information filed earlier. We incorporate by reference the documents listed below (the file number for which is 1-11353) and any amendments to these documents:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2007;

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

(3)	Our Current Reports on Form 8-K filed with the SEC on March 4, 2008, March 31, 2008, April 29, 2008, May 5, 2008, May 7, 2008 and October 16, 2008; and

(4)	The description of the Company’s common stock in our registration statement on Form 8-B filed with the SEC on July 1, 1994 as amended by Amendment No. 1 thereto dated April 27, 1995, and the description of the related stock purchase rights in our Registration Statement on Form 8-A filed with the SEC on December 21, 2001, including amendments thereto, and any report filed for the purpose of updating such descriptions.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the securities covered by this prospectus is completed or the offering is otherwise terminated; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC.

You may obtain copies of any of these filings through Laboratory Corporation of America Holdings as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

Laboratory Corporation of America Holdings

358 South Main Street

Burlington, North Carolina 27215

(336) 229-1127

Attn: Office of the Corporate Secretary

Internet Website: www.labcorp.com

The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

USE OF PROCEEDS

Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from sales of securities by us to provide additional funds for general corporate purposes. These purposes may include the repayment of indebtedness, future acquisitions, capital expenditures, working capital and any other corporate purpose. If net proceeds from a specific offering are intended to be used for the repayment of indebtedness, the applicable prospectus supplement will describe the relevant terms of the debt to be repaid. We will not receive proceeds from sales of securities by persons other than us except as may otherwise be stated in an applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

We have presented in the table below our historical consolidated ratio of earnings to fixed charges for the periods shown.

	Fiscal Years Ended December 31,					Nine Months Ended September 30, 2008
	2003	2004	2005	2006	2007
Ratio of earnings to fixed charges (unaudited)	8.15	9.59	9.62	8.89	8.32	6.99

These computations include us and our consolidated subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes, plus fixed charges. Fixed charges include interest expense on debt and the portion of rental expense that is deemed representative of the interest factor. We did not have any preferred stock outstanding during the periods presented in the table above.

DEBT SECURITIES

This prospectus may be used for an offering of any combination of our senior debt securities or subordinated debt securities. Senior debt securities and subordinated debt securities will be issued under separate indentures between us, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee. Further information regarding the trustee may be provided in the prospectus supplement. The form of each type of indenture is filed as an exhibit to the registration statement of which this prospectus is a part and are available as described above under the heading “Where To Find Additional Information.” Particular debt securities will be issued in one or more series that will be established by board resolution, officers’ certificate or supplemental indenture, which will be filed by us with the SEC in connection with a particular offering. Where we refer to either indenture below, we mean the indenture as well as any applicable board resolution, officers’ certificate or supplemental indenture.

The prospectus supplement will describe the particular terms of any debt securities that may be offered and may supplement the terms summarized below. The following summaries of the debt securities and the indentures are not complete. We urge you to read the indentures filed as exhibits to the registration statement that includes this prospectus and the description of the additional terms of the debt securities included in the applicable prospectus supplement.

General

We may issue an unlimited principal amount of debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Senior debt securities will rank equal in right of payment with all our other unsecured and unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

Because we are a holding company whose operations are conducted through operating subsidiaries, the debt securities will be structurally subordinated to any and all existing and future indebtedness, whether or not secured, and other liabilities and claims of holders of preferred stock of any of our subsidiaries. The indenture under which the senior debt securities will be issued restricts in certain circumstances, but does not otherwise prohibit, our subsidiaries from issuing additional indebtedness or preferred stock that would be structurally senior in right of payment to the senior debt securities. The indenture under which the subordinated debt securities will be issued does not restrict our subsidiaries from issuing additional indebtedness or preferred stock that would be structurally senior in right of payment to the subordinated debt securities.

The indentures do not limit the amount of other debt that we may incur or whether that debt is senior to the debt securities offered by this prospectus. Other than the restrictions on liens, sale and leaseback transactions and indebtedness and preferred stock issued by our subsidiaries applicable to senior debt securities described below, the indentures do not contain financial or similar restrictive covenants. The indentures do not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

The prospectus supplement will describe the debt securities being offered and the price or prices at which debt securities will be offered. The description will include:

•	the title of the debt securities and whether the debt securities are senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of the series of debt securities being offered;

•	the date or dates on which we must repay the principal;

•	the rate or rates at which the debt securities will bear interest;

•	the date, if any, from which interest will accrue, and the dates, if any, on which we must pay interest;

•	the right, if any, to extend the interest payment periods and the duration of the extension;

•	the terms and conditions on which we may redeem any debt security, if at all, at our option;

•	our obligation, if any, to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the form of debt securities of the series, including the form of the trustee’s certificate of authentication for the series;

•	the denominations in which we may issue the debt securities, if other than integral multiples of $1,000;

•	the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

•	the currency in which we will pay the principal of and any premium or interest on the debt securities;

•

the amount that will be deemed to be the principal amount of the debt securities for any purpose, including the principal amount that will be due and payable upon maturity or that will be deemed to be outstanding as of any date;

•	whether the debt securities shall not be defeasible and if other than by a board resolution, the manner in which we will elect to defease the debt securities;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, debt securities, shares of our preferred stock or common stock or other securities or property;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the depositary for the global securities and the terms of the global securities;

•	any additional or different subordination provisions that will apply to any series of subordinated debt securities;

•

any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	any addition to or change in the covenants in the indentures applicable to the debt securities; and

•	any other terms of the debt securities not inconsistent with the applicable indentures.

We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security sold for less than its face value, and that provides that the holder cannot receive the full face value if the maturity of the security is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

Conversion and Exchange Rights

The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for debt securities, preferred stock, common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement will describe how the amount of debt securities, number of shares of preferred stock or common stock, or the amount of other securities or property to be received upon conversion or exchange would be calculated.

Optional Redemption

The prospectus supplement will set forth whether we will have the right to redeem a series of debt securities before maturity. Unless the prospectus supplement provides otherwise, we will mail a notice of redemption to holders at least 30, but not more than 60 days, prior to the date of redemption. If we have the right to redeem less than all of a series of debt securities, the trustee shall select pro rata, by lot or in such other manner as it deems appropriate the debt securities to be redeemed. If any debt securities of a series are to be redeemed only in part, the notice of redemption will state the portion of the principal amount of the debt security to be redeemed. Upon cancellation of a debt security surrendered for redemption in part, we will issue a new debt security in principal amount in multiples of $1,000 equal to the unredeemed portion of the surrendered note in the name of the holder thereof. Debt securities called for redemption will become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on debt securities or portions of the debt securities called for redemption.

Make Whole Redemption

The prospectus supplement will set forth whether we will have the right to redeem a series of debt securities in whole or in part at a price based on a Make-Whole Amount. Unless the prospectus supplement provides otherwise, the following terms shall apply to our right to redeem a series of debt securities based on a Make-Whole Amount. We may redeem all or part of the debt securities of the affected series at any time at our option at a redemption price equal to the greater of:

(1)	100% of the principal amount of the debt securities being redeemed plus accrued and unpaid interest to the redemption date or

(2)	the Make-Whole Amount for the debt securities being redeemed.

For purposes of a redemption at a price based on a Make-Whole Amount:

“Make-Whole Amount” means the sum, as determined by the Quotation Agent, of the present values of the scheduled payments of principal and interest (exclusive of interest to the redemption date) from the redemption date to the maturity date of the debt securities being redeemed, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate, plus accrued and unpaid interest on the principal amount of the debt securities being redeemed to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the securities of the series being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) assuming a price for the Comparable Treasury Issue equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, plus the spread (the “Make-Whole Spread”) specified in a prospectus supplement relating to the affected series of debt securities.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the maturity date of the debt securities being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the debt securities of a series.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the trustee, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means a Reference Treasury Dealer selected by us.

“Reference Treasury Dealer” means any of three nationally recognized investment banking firms selected by us that are primary U.S. government securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Subordination of Subordinated Debt Securities

The indebtedness underlying any subordinated debt securities will be payable only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. Senior indebtedness includes the principal, premium (if any) and unpaid interest on all present and future:

(1)	indebtedness for borrowed money;

(2)	obligations evidenced by bonds, debentures, notes or similar instruments;

(3)	obligations under (i) interest rate swaps, caps, collars, options and similar arrangements, (ii) any foreign exchange contract, currency swap contract, futures contract, currency option contract or other foreign currency hedge and (iii) credit swaps, caps, floors, collars and similar arrangements;

(4)	indebtedness incurred, assumed or guaranteed in connection with the acquisition by us or any of our subsidiaries of any business, properties or assets (except purchase-money indebtedness classified as accounts payable under GAAP);

(5)	all obligations and liabilities (contingent or otherwise) in respect of leases required, in conformity with GAAP, to be accounted for as capitalized lease obligations on the balance sheet and all obligations and liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease or real property that provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations under such lease or related document to purchase or to cause a third party to purchase such leased property;

(6)	reimbursement obligations in respect of letters of credit relating to indebtedness or other obligations that qualify as indebtedness or obligations of the kind referred to in clauses (1) through (5); and

(7)	obligations under direct and indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (1) through (6), in each case unless the instrument creating or evidencing the indebtedness or obligation or pursuant to which the same is outstanding provides that (x) such indebtedness or obligation is not senior in right of payment to the subordinated debt securities or (y) such indebtedness or obligation is subordinated to any other obligation, unless such indebtedness or obligation expressly provides that such indebtedness or obligations be senior in right of payment to the subordinated debt securities.

If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities will not limit our ability to incur additional senior indebtedness.

Form, Exchange and Transfer

Unless the prospectus supplement indicates otherwise, we will issue debt securities only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the transfer agent for the debt securities. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where we will make payment on debt securities.

Global Securities

The debt securities of a series may be represented by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series, meaning that beneficial owners of the debt securities will not receive certificates representing their ownership interests in the debt securities, except in the event the book-entry system for the debt securities of that series is discontinued. Each global security will be registered in the name of a depository identified in the prospectus supplement. We will deposit the global security with the depository or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

The Depository Trust Company is expected to serve as depository. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. The specific terms of the depository arrangement with respect to a series of debt securities that differ from the terms described here will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depository arrangements.

Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depository, who are called “participants.” Such accounts shall be designated by the underwriters, dealers or agents with respect to the debt securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depository’s participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable indenture. Except as provided below or in the prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture.

Payments of amounts payable with respect to individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. None of us, our officers and board members or any trustee, paying agent or security registrar for an individual series of debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depository for a series of debt securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest or other amount in respect of a permanent global security representing any of such debt securities, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of such depository or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name.” Such payments will be the responsibility of such participants.

If a depository for a series of debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities of such series in exchange for the global security representing such series of debt securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such debt securities, determine not to have any debt securities of such series represented by one or more global securities and, in such event, will issue individual debt securities of such series in exchange for the global security or securities representing such series of debt securities.

Payment and Paying Agents

We will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

We will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement indicates otherwise, the trustee will act as our paying agent.

Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

Limitation on Mergers and Consolidations

So long as any debt securities of a series remain outstanding, we may not consolidate or merge with or into any Person, or sell, lease, convey or otherwise dispose of all or substantially all of our assets, or assign any of our obligations under an indenture or the debt securities, to any Person, unless:

(1)	the Person formed by or surviving such consolidation or merger (if other than us), or to which such sale, lease, conveyance or other disposition or arrangement shall be made (collectively, the “Successor”), is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the trustee all of our obligations under the indenture and under the debt securities;

(2)	immediately after giving effect to such transaction, no event that is, or after notice or passage of time would be an event of default under the indenture shall have occurred and be continuing; and

(3)	we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the applicable indenture.

The Successor shall be the successor to us and shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture, and we (except in the case of a lease) shall be released from the obligation to pay the principal of and interest on the debt securities.

Events of Default

Each of the following will constitute an Event of Default under each indenture with respect to each series of debt securities:

(1)	failure to pay interest on the debt securities when due, which failure continues for 30 days;

(2)	failure to pay principal of the debt securities when due;

(3)	failure to comply with “— Limitation on Mergers and Consolidations”;

(4)	failure to observe or perform any other covenant of ours set forth in the indenture for the series of debt securities, which failure continues for 90 days after notice as provided in the indenture;

(5)	certain events of bankruptcy, insolvency or reorganization with respect to us (the “bankruptcy provision”);

(6)	any default or event of default under any Indebtedness of ours or any of our Subsidiaries (other than any Indebtedness of ours or any Subsidiary to the seller of a business or asset incurred in connection with the purchase thereof), which default or event of default results in at least $50 million of aggregate principal amount of such Indebtedness being declared due and payable prior to maturity; and

(7)	failure by us or any of our Subsidiaries to pay at maturity or otherwise when due (after giving effect to any applicable grace period) at least $50 million aggregate principal amount of Indebtedness at any one time.

Within 60 days after the occurrence of an Event of Default known to the trustee, the trustee is required to transmit notice thereof to the holders of the debt securities. Except in the case of a default in the payment of the principal of or interest on the debt securities, the trustee may withhold such notice if and so long as the trustee, in good faith, determines that the withholding of such notice is in the interests of the holders of the debt securities. If an Event of Default (other than the bankruptcy provision) occurs and is continuing with respect to a series of debt securities, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal of and accrued but unpaid interest on all the debt securities of that series immediately due and payable. If a bankruptcy event occurs, the principal of and accrued and unpaid interest on all the debt securities shall become immediately due and payable without any declaration or other act on the part of the trustee or any holders of such debt securities. However, if prior to the entry of any judgment or decree for the accelerated amount, we shall pay or deposit with the trustee all principal and interest in arrears, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series shall have the right to waive all defaults and the consequences of having all principal payments due. This waiver will not, however, be operative as against nor impair any rights arising as a result of any subsequent Event of Default. The trustee will not be charged with knowledge of any Event of Default other than our failure to make principal and interest payments unless actual written notice thereof is received by the trustee.

The indenture contains provisions regarding limitations on the right to institute legal proceedings. No holder of debt securities of a series shall have the right to institute an action or proceeding for rights arising under the indenture unless:

(1)	such holder has given written notice of default to the trustee;

(2)	the holders of not less than 25% of the aggregate principal amount of the outstanding debt securities of that series shall have made a written request to the trustee to institute an action and offered the trustee such indemnification satisfactory to it;

(3)	the trustee shall have not commenced such action within 60 days of receipt of such notice and indemnification offer; and

(4)	no direction inconsistent with such request has been given to the trustee by the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series.

Notwithstanding the foregoing, subject to applicable law, nothing shall prevent the holders of debt securities of a series from enforcing payment of the principal of or interest on their debt securities.

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. The trustee, however, may refuse to follow such direction if the trustee determines that the action so directed may not lawfully be taken, or that the action so directed would be unduly prejudicial to the holders of the debt securities of a series not taking part in such action or that such action would involve the trustee in personal liability.

The indenture provides that, in case an Event of Default shall occur (which shall not have been cured or waived), the trustee will be required to use the degree of care a prudent person would use in the conduct of their own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities of a series unless they shall have offered the trustee security or indemnity satisfactory to it.

We will be required to furnish to the trustee annually a statement as to the fulfillment by us of all our obligations under the indenture.

Supplemental Indentures

We and the trustee may enter into supplemental indentures and indentures without the consent of any holders of debt securities with respect to specific matters, including:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for the assumption by a Successor of our obligations under the indenture in accordance with the provisions described above under “— Limitation on Mergers and Consolidations”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•

to add to the covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us or to add any additional events of default for the benefit of all or any series of debt securities;

•	to make any change that does not adversely affect the rights of any holder of debt securities in any material respect;

•

to provide for the issuance of and establish the form and terms and conditions of debt securities of any series, to establish the form of any certifications required to be furnished pursuant to the terms of an indenture or any series of debt securities or to add to the rights of the holders of any series of debt securities; or

•

to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add or change any of the provisions of an indenture as necessary to provide for or facilitate the administration of the trusts by more than one trustee.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of each debt security affected:

•	changing the fixed maturity of principal or interest payments on the debt securities;

•	reducing the principal amount or reducing the rate of interest, or any premium payable upon the redemption, of any debt securities; or

•	reducing the percentage of debt securities of any series the holders of which are required to consent to any amendment or waiver.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance

Unless otherwise provided in the prospectus supplement, at any time, we may terminate all of our obligations under a series of debt securities and our obligations under an indenture with respect to that series of debt securities, or “legal defeasance,” except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities of a series, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities.

In addition, unless otherwise provided in the prospectus supplement, at any time we may terminate with respect to any series of senior debt securities our and our Subsidiaries’ obligations under the covenants described under “— Covenants Applicable to Senior Debt Securities” or “covenant defeasance.”

We may exercise our legal defeasance option with respect to a series of senior debt securities notwithstanding the prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the debt securities of a series may not be accelerated because of an event of default with respect thereto. If we exercise our covenant defeasance option with respect to a series of senior debt securities, payment of the debt securities may not be accelerated because of an event of default specified in clause (4) under “— Events of Default” above due to a violation of covenants described under “— Covenants Applicable to Senior Debt Securities”.

In order to exercise either of our defeasance options as to debt securities of a series, we must irrevocably deposit in trust (the “defeasance trust”) with the trustee money or Governmental Obligations sufficient to pay all remaining principal and interest on the debt securities, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

COMMON STOCK

The following description of our common stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock that may be offered under this prospectus. This description summarizes certain provisions of our certificate of incorporation, by- laws and stockholder rights plan. For the complete terms of our common stock, please refer to our certificate of incorporation, bylaws and stockholder right plan that are filed as exhibits to our reports incorporated by reference into the registration statement that includes this prospectus. You should read these documents, which may be obtained as described above under “Where to Find Additional Information.” The General Corporation Law of Delaware may also affect the terms of our common stock.

General

Our certificate of incorporation provides that we have authority to issue 265 million shares of our common stock, par value $0.10 per share. At September 30, 2008, there were 108 million shares of common stock issued and outstanding (net of shares held in treasury). In addition, as of that date, 1.7 million shares of common stock were issuable upon exercise of outstanding stock options, and additional shares of common stock were issuable upon the conversion of outstanding convertible securities. The outstanding shares of our common stock are fully paid and nonassessable.

Voting Rights

Each holder of common stock is entitled to attend all special and annual meetings of the stockholders and to vote upon any matter, including, without limitation, the election of directors. Holders of common stock are entitled to one vote per share.

Liquidation Rights

In the event of any dissolution, liquidation or winding up of us, whether voluntary or involuntary, the holders of common stock will be entitled to participate in the distribution of any assets remaining after we have paid all of our debts and liabilities and have paid, or set aside for payment, to the holders of any class of stock having preference over the common stock in the event of dissolution, liquidation or winding up, the full preferential amounts, if any, to which they are entitled.

Dividends

Dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith when and as declared by the board. We have not historically paid dividends on our common stock. In addition, our credit facilities in effect from time to time may place certain limits on the payment of dividends.

Other Rights and Restrictions

The holders of common stock have no preemptive or subscription rights to purchase additional securities issued by us, nor any rights to convert their common stock into other of our securities or to have their shares of common stock redeemed by us. Our common stock is not subject to redemption by us. Our certificate of incorporation and by-laws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock. When we issue shares of common stock under this prospectus, the shares will be fully paid and non-assessable.

Listing

Our common stock is listed on The New York Stock Exchange under the symbol “LH.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

Limitations of Director Liability

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. Although Delaware law does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of directors to us and our stockholders to the full extent permitted by Delaware law. Specifically, directors are not personally liable for monetary damages to us or our stockholders for breach of the director’s fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

Indemnification

To the maximum extent permitted by law, our certificate of incorporation provides for mandatory indemnification of directors and officers against any expense, liability or loss to which they may become subject, or which they may incur as a result of being or having been a director or officer. In addition, we must advance or reimburse directors and officers for expenses they incur in connection with indemnifiable claims. We also maintain directors’ and officers’ liability insurance.

Stockholder Rights Plan

We adopted a stockholder rights plan effective as of December 13, 2001 that provides that each share of common stock outstanding has one right attached. Each right entitles the holder to purchase from us one one-hundredth of a share of a new series of participating preferred stock at an initial purchase price of four hundred dollars (the “Purchase Price”). These rights will become exercisable and will detach from our common stock if any person becomes the beneficial owner of 15% or more of our common stock. In that event, each right will entitle the holder, other than the acquiring person, to purchase, for the Purchase Price, shares of our common stock having a value of twice the Purchase Price. The rights will expire on December 13, 2011, unless earlier exchanged or redeemed.

PREFERRED STOCK

The following description of our preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the preferred stock that may be offered under this prospectus. We will file a copy of the certificate of designations that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock, and these certificates of designations will be incorporated by reference into the registration statement of which this prospectus is a part. Each certificate of designation will establish the number of shares included in a designated series and fix the designations, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. For the complete terms of our preferred stock, in addition to the applicable certificate of designations, please refer to our certificate of incorporation and bylaws that are filed as exhibits to our reports incorporated by reference into the registration statement that includes this prospectus. The General Corporation Law of Delaware, as amended, may also affect the terms of our preferred stock.

General

We are authorized to issue 30 million shares of preferred stock, par value $.10 per share, of which no shares are issued and outstanding. The Board of Directors has the authority, without any further vote or action by the stockholders, to issue preferred stock in one or more series and to fix the number of shares, designations, relative rights (including voting rights), preferences and limitations of such series to the full extent now or hereafter permitted by Delaware law.

Preferred Stock That May Be Offered

Our board is authorized to issue the preferred stock in one or more series and to fix and designate the rights, preferences, privileges and restrictions of the preferred stock, including:

•	dividend rights;

•	conversion rights;

•	voting rights;

•	redemption rights and terms of redemption; and

•	liquidation preferences.

Our board may fix the number of shares constituting any series and the designations of these series.

The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by a certificate of designations relating to each series. The prospectus supplement relating to each series will specify the terms of the preferred stock, including:

•	the maximum number of shares in the series and the distinctive designation;

•	the terms on which dividends will be paid, if any;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•	the voting rights, if any, on the shares of the series; and

•	any or all other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions of the shares.

We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above is not complete. You should refer to the applicable prospectus supplement, certificate of incorporation and certificate of designations for complete information.

Voting Rights

The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designations.

Other

Our issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or other series of preferred stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock or other series of preferred stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that may be offered under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement.

General

We may issue warrants for the purchase of our senior or subordinated debt securities, common stock or preferred stock. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with American Stock Transfer & Trust Company, or another bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you. We will file a copy of the warrant and warrant agreement with the SEC each time we issue a series of warrants, and these warrants and warrant agreements will be incorporated by reference into the registration statement of which this prospectus is a part. You should refer to the provisions of the applicable warrant agreement and prospectus supplement for more specific information.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, where applicable:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if material, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other material terms of the warrants.

Before exercising our warrants, a holder of our warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase for cash or other consideration specified in an applicable prospectus supplement the amount of debt securities, the number of shares of preferred stock and the number of shares of common stock at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Enforceability of Rights of Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as a warrant agent for more than one series of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrants.

LEGAL MATTERS

Hogan & Hartson LLP, Baltimore, Maryland, will provide us with an opinion as to the legal validity of the securities offered hereby unless otherwise stated in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$925,000,000

Laboratory Corporation of America Holdings

$325,000,000 3.125% Senior Notes due 2016

$600,000,000 4.625% Senior Notes due 2020

PROSPECTUS SUPPLEMENT

November 16, 2010

Active Joint Book-Running Manager

Citi

Passive Joint Book-Running Managers

Barclays Capital	BofA Merrill Lynch